ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is made as of this 30th day of June, 2016 (this “Agreement”) by and among Stratean, Inc., a Nevada corporation (“Parent”), and CleanSpark II, LLC, a Nevada limited liability company and wholly owned subsidiary of Parent (together, “Purchaser”), on the one hand, and CleanSpark Holdings LLC, a Delaware limited liability company (“CleanSpark”) on behalf of itself and its Affiliates (as that term is defined below), including, without limitation, CleanSpark LLC, a California limited liability company, CleanSpark Technologies LLC, a Delaware limited liability company, and Specialized Energy Solutions, Inc., a California corporation (together with CleanSpark, “Seller”), on the other hand. Purchaser and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Purchaser desires to purchase from the Seller and the Seller desires to sell to the Purchaser all of Seller’s rights, title and interest in and to the Assets (as hereinafter defined), all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 CERTAIN DEFINITIONS.

(a) The following terms, when used in this Agreement, shall have the respective meanings ascribed to them below:

“ACTION” means any claim, action, suit, inquiry, hearing, investigation or other proceeding.

“AFFILIATE” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is controlled by or is under common Control with, such Person. For purposes of this definition, “CONTROL” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or credit arrangement or otherwise.

“AGREEMENT” has the meaning set forth in the preamble hereto.

“ANCILLARY AGREEMENTS” means the Bill of Sale, the IP Assignment and the Lock-Up Agreement.

“ASSETS” has the meaning set forth in Section 2.1.

“BILL OF SALE” has the meaning set forth in Section 3.2(a).

“BUSINESS DAY” means any day other than Saturday, Sunday or any day on which banks in Las Vegas, Nevada are required or authorized to be closed.

“CLOSING” has the meaning set forth in Section 3.1.

“CLOSING DATE” has the meaning set forth in Section 3.1.

“COMPETITIVE PRODUCT” means any product that competes directly with the use, potential use, or expected use of the Assets, or any part thereof, or with any product currently sold by Purchaser.

“CONTRACT” means any agreement, lease, debenture, note, bond, evidence of Indebtedness, mortgage, indenture, security agreement, option or other contract or commitment (whether written or oral).

“EXCLUDED ASSETS” has the meaning set forth in Section 2.3.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied throughout the specified period and all prior comparable periods.

“GOVERNMENTAL ENTITY” means any government or political subdivision thereof, whether foreign or domestic, federal, state, provincial, county, local, municipal or regional, or any other governmental entity, any agency, authority, department, division or instrumentality of any such government, political subdivision or other governmental entity, any court, arbitral tribunal or arbitrator, and any nongovernmental regulating body, to the extent that the rules, regulations or orders of such body have the force of Law.

“INDEBTEDNESS” means, as to any Person: (i) all obligations, whether or not contingent, of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (ii) all obligations of such Person evidenced by notes, bonds, debentures, capitalized leases or similar instruments, (iii) all obligations of such Person representing the balance of deferred purchase price of property or services, (iv) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (v) all indebtedness created or arising under any conditional sale or other title retention Contract with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such Contract in the event of default are limited to repossession or sale of such property), (vi) all indebtedness secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person, and (vii) all indebtedness referred to in clauses (i) through (vi) above of any other Person that is guaranteed, directly or indirectly, by such Person.

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  “INTELLECTUAL PROPERTY” means: all (i) discoveries and inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all United States, international, and foreign patents, patent applications (either filed or in preparation for filing), patent disclosures and statutory invention registrations, including all reissuances, divisions, continuations, continuations in part, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, and other source identifiers (whether or not registered) including all common law rights, all registrations and applications for registration (either filed or in preparation for filing) thereof, all rights therein provided by international treaties or conventions, and all renewals of any of the foregoing, (iii) all copyrightable works and copyrights (whether or not registered), all registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all data and documentation relating thereto, (iv) confidential and proprietary information, trade secrets, know-how (whether patentable or nonpatentable and whether or not reduced to practice), processes and techniques, research and development information including patent and/or copyright searches conducted by Seller and/or any third party, ideas, technical data, designs, drawings and specifications, (v) Software, (vi) coded values, formats, data and historical or current databases, whether or not copyrightable, (vii) domain names, Internet websites or identities used or held for use by the Seller, (viii) other proprietary rights relating to any of the foregoing (including without limitation any and all associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions), and (ix) copies and tangible embodiments of any of the foregoing.

“IP ASSIGNMENT” has the meaning set forth in Section 3.2(b).

“KNOWLEDGE” means the actual or constructive knowledge after due inquiry of any current officer or manager of the Seller.

“LAWS” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity.

“LIABILITY” means all Indebtedness, obligations and other Liabilities of a Person, whether absolute, accrued, contingent, fixed or otherwise, and whether due or to become due (including for Taxes).

“LIEN” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, whether voluntary or involuntary (including any conditional sale Contract, title retention Contract or Contract committing to grant any of the foregoing).

“LOCK-UP AGREEMENT” has the meaning set forth in Section 3.2(c).

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“LOSS” means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including, without limitation, all interest, court costs, fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

“MATERIAL ADVERSE EFFECT” means any material adverse effect on the condition, operations, business, prospects or results of sales of the Seller; PROVIDED, HOWEVER, that any adverse effect arising out of or resulting from the entering into of this Agreement or the consummation of the transactions contemplated hereby, shall be excluded in determining whether a Material Adverse Effect has occurred.

“ORDER” means any writ, judgment, decree, injunction or similar order of any Governmental Entity (in each case whether preliminary or final).

“PERSON” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, estate, joint venture, unincorporated organization, Governmental Entity or any other entity of any kind.

“PURCHASE PRICE” has the meaning set forth in Section 2.1.

“PURCHASER” has the meaning set forth in the preamble hereto.

“REPRESENTATIVES” means, with respect to any Person, the directors, officers, managers, employees, counsel, accountants and other authorized representatives of such Person.

“SELLER” has the meaning set forth in the preamble hereto.

“SOFTWARE” means all computer software, including source code, object code, machine-readable code, HTML or other markup language, program listings, comments, user interfaces, menus, buttons and icons, web applications and all files, data, manuals, design notes, research and development documents, and other items and documentation related thereto or associated therewith.

“SOLVENT” means, with respect to the Seller, that (a) the Seller is able to pay its Liabilities, as they mature in the normal course of business, and (b) the fair value of the assets of the Seller is greater than the total amount of Liabilities of the Seller.

“TAX RETURNS” means all returns and reports (including elections, claims, declarations, disclosures, schedules, estimates, computations and information returns) required to be supplied to a tax authority in any jurisdiction relating to Taxes.

“TAXES” means all federal, state, local and foreign income, profits, franchise, license, social security, transfer, registration, estimated, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever together with all interest, penalties, fines and additions to tax imposed with respect to such amounts and any interest in respect of such penalties and additions to tax.

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“THIRD-PARTY CLAIM” has the meaning set forth in Section 7.2(a).

“TRANSFER TAXES” means all sales, use, value added, excise, registration, documentary, stamps, transfer, real property transfer, recording, gains, stock transfer and other similar Taxes and fees.

(b) For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (ii) references herein to “Articles,” “Sections,” “subsections” and other subdivisions without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of this Agreement; (iii) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions within a Section or subsection; (iv) the words “herein,” “hereof,” “hereunder,” “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and (v) the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.” All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1 PURCHASE AND SALE OF ASSETS.

(a) At the Closing, as hereinafter defined, Purchaser shall pay Seller for the Assets (the “Purchase Price”) equity in Purchaser, including shares of common stock, par value $0.001 per share, consisting of six million (6,000,000) shares of Purchaser’s common stock and two-year “WARRANTS” to purchase four million five hundred thousand (4,500,000) shares of the Purchaser’s common stock at an exercise price of $1.50 per share (collectively, the “SHARES”), as of the Closing of this Agreement. The Shares shall be issued bearing a restrictive legend, titled and in denominations as shall be directed by Seller at Closing. The Warrants will be in the form and substance of that contained in Exhibit D, to be entered into in denominations as shall be directed by Seller at Closing.

(b) In consideration of the payment by the Purchaser of the Purchase Price, the Seller hereby agrees to sell, convey, transfer, assign, grant and deliver to the Purchaser, and the Purchaser hereby agrees to purchase, acquire and accept from the Seller, at the Closing, all of the Seller’s right, title and interest in and to all of the Assets, free and clear of all Liens. The Assets will be transferred and held in Cleanspark II, LLC. The term “ASSETS” means all assets of Seller of any nature and kind whatsoever, including but not limited to the following: (a) the Equipment and other Tangible Assets set forth on Schedule 2.1(b) attached hereto; (b) all Domain Names, websites and Intellectual Property of Seller as set forth on Schedule 4.6 attached hereto; (c) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Seller with respect to (a) above, whether arising by way of counterclaim or otherwise; (d) contracts to which Seller is bound as set forth on Schedule 4.5; (e) all current and future customer accounts, including accounts receivable as set forth on Schedule 2.1(b) hereto; and (f) any other assets of any nature whatsoever that are related to or used in connection with the business of Seller and its goodwill.

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2.2 ASSUMPTION OF LIABILITIES. For greater certainty, the Purchaser assumes no Liabilities relating to the Assets or the Seller or the Seller’s business (including Tax Liabilities) except as are expressly set forth on Schedule 2.2.

2.3 EXCLUDED ASSETS. There are no Excluded Assets.

ARTICLE III

THE CLOSING

3.1 CLOSING. The closing of the transactions contemplated hereby (the “CLOSING”) shall take place on June 30, 2016, at 11:59PM at the offices of the Purchaser (the “CLOSING DATE”).

3.2 DELIVERY OF ITEMS BY THE SELLER. The Seller shall deliver to the Purchaser at the Closing the items listed below:

(a) a Bill of Sale, duly executed by the Seller, in the form attached hereto as Exhibit A (the “BILL OF SALE”);

(b) an Intellectual Property Assignment, duly executed by the Seller, in the form attached hereto as Exhibit B (the “IP ASSIGNMENT”);

(c) a Lock-Up, duly executed by the Seller, in the form attached hereto as Exhibit C (the “LOCK-UP AGREEMENT”);

(d) at least a one (1) year E&O/D&O policy on Seller to commence on Closing;

(e) written letter of instructions to Purchaser, specifying the names and denominations in which the Shares are to be delivered, executed by all Sellers, together with tax identification numbers and mailing addresses for each recipient; and

(f) such other documents and instruments as the Purchaser may reasonably request.

3.3 DELIVERY OF ITEMS BY THE PURCHASER. The Purchaser shall deliver to the Seller at the Closing the items listed below:

(a)	the Shares, (including Warrants in substantially the form attached hereto as Exhibit D); and

(b) such other documents and instruments as the Seller may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

As an inducement to the Purchaser to enter into this Agreement, Seller represents and warrants to the Purchaser as follows:

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4.1 AUTHORIZATION. The Seller has full power and authority to execute and deliver this Agreement and the Ancillary Agreements, as applicable, and to perform its obligations hereunder and thereunder. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery hereto and thereof by the Purchaser, constitute the valid and legally binding obligations of the Seller enforceable in accordance with their respective terms.

4.2 BROKERS’ FEES. No agent, broker, finder, investment banker, financial advisor or other similar Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made or alleged to have been made by the Seller, any of its Affiliates, or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Seller or any such Affiliate.

4.3 NONCONTRAVENTION. Except for modification of all CleanSpark Holdings, LLC convertible promissory notes which have been disclosed to purchaser neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, as applicable, nor the consummation of the transactions contemplated hereby or thereby will, with or without the giving of notice or the lapse of time or both, (i) violate any Law or Order or other restriction of any Governmental Entity to which the Seller may be subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of any right or obligation under, create in any party the right to accelerate, terminate, modify, cancel, require any notice under or result in the creation of a Lien on any of the Assets under, any Contract to which the Seller is a party or by which it is bound and to which any of its Assets is subject.

4.4 LITIGATION. There is no pending or, to the Knowledge of the Seller, threatened Action against or affecting the Assets except as outlined in Schedule 4.4. Neither the Seller nor the Assets are subject to any Order restraining, enjoining or otherwise prohibiting or making illegal any action by the Seller, this Agreement or any of the transactions contemplated hereby. See Schedule 4.4 for relevant Seller disclosures.

4.5 CONTRACTS. Except as disclosed on Schedule 4.5, there are no executory Contracts (whether license agreements, development agreements or otherwise), to which any of the Assets are bound or subject (other than this Agreement).

4.6 INTELLECTUAL PROPERTY.

Seller represents and warrants that:

(a) Schedule 4.6 contains a list of all patents, trade names, trademarks and/or copyrights and all applications therefor owned by Seller with respect to the Assets and all licenses, if any, relating to the foregoing patents, trade names, trademarks and/or copyrights and all applications therefor. Schedule 4.6 identifies the owner of each item listed thereon and, in the case of registrations and applications, the application or registration number and date. The Seller has not taken any action that could result in any of the registrations and applications for registration for the Assets not being valid and in full force and effect.

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(b) Except as disclosed on Schedule 4.6, the Seller is the sole and exclusive owner of, and has good and marketable title to, all of the Intellectual Property in and to the Assets, including the Intellectual Property set forth on Schedule 4.6, free and clear of all Liens. Except as disclosed on Schedule 4.6, the Seller has sole and exclusive right to develop, perform, use, create derivative works of, operate, reproduce, market, sell, license, display, distribute, publish and transmit the Intellectual Property in and to the Assets. Upon the Closing, except as disclosed on Schedule 4.6, the Purchaser will have sole and exclusive right, title and interest in and to the Intellectual Property in and to the Assets, such that the Purchaser shall thereafter have sole and exclusive rights to perform, reproduce, create derivative works of, develop, use, operate, market, sell, license, display, publish, transmit and distribute the Assets, free of all encumbrances. The Seller has taken reasonable measures to protect the proprietary nature of the Intellectual Property in and to the Assets and to maintain in confidence the trade secrets and confidential information that it owns or uses. Except as disclosed on Schedule 4.6, no other Person has any rights to any of Intellectual Property in and to the Assets and, to the knowledge of the Seller, no other Person is infringing, violating or misappropriating any of the Intellectual Property in and to the Assets.

(c) With respect to the Seller’s Intellectual Property contributed to the Assets, such Intellectual Property does not infringe upon, violate or constitute a misappropriation of any Intellectual Property or other right of any other Person. In addition, to Seller’s knowledge, none of the activities or business presently conducted by the Seller with respect to the Assets infringes or violates, or constitutes a misappropriation of, any Intellectual Property or other right of any other Person. Neither the Seller nor any Affiliate of the Seller has received any written complaint, claim or notice alleging any such infringement, violation or misappropriation. Further, neither the Seller nor any Affiliate of the Seller has disclosed to any Person, any product formula or design, or any portion or aspect of any product formula or design, which is part of the Assets, including the Intellectual Property.

4.7 TITLE TO ASSETS. Except as to Intellectual Property (which warranty is contained in Section 4.6): (i) the Seller has good and marketable title to all of the Assets free and clear of all Liens; (ii) this Agreement and the instruments of transfer to be executed and delivered pursuant hereto will effectively vest in the Purchaser good and marketable title to all of the Assets free and clear of all Liens; (iii) and no Person other than the Seller has any ownership interest in any of the Assets.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As an inducement to the Seller to enter into this Agreement, the Purchaser represents and warrants to the Seller as follows:

5.1 AUTHORIZATION. The Purchaser has full power and authority to execute and deliver this Agreement and the Ancillary Agreements, as applicable, and to perform its obligations hereunder and thereunder. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery hereof and thereof by the Seller, constitute the valid and legally binding obligations of the Purchaser enforceable in accordance with their respective terms. Purchaser is a corporation organized under the laws of the State of Nevada, in good standing, and has obtained all consents and other approvals necessary under Nevada law, its Articles of Incorporation, and its Bylaws necessary for the execution, delivery and performance of this Agreement and the Ancillary Agreements.

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5.2 NONCONTRAVENTION.

(a) Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, as applicable, nor the consummation of the transactions contemplated hereby or thereby will, with or without the giving of notice or the lapse of time or both, violate any Law or Order or other restriction of any Governmental Entity to which the Purchaser may be subject.

(b) The execution and delivery of this Agreement and the Ancillary Agreements, as applicable, by the Purchaser does not, and the performance of this Agreement and the Ancillary Agreements by the Purchaser and the consummation of the transactions contemplated hereby and thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

5.3 BROKERS’ FEES. No agent, broker, finder, investment banker, financial advisor or other similar Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made or alleged to have been made by the Purchaser, any of its Affiliates, or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Purchaser or any such Affiliate.

ARTICLE VI

CONDITIONS TO OBLIGATION TO CLOSE

6.1 CONDITIONS TO CLOSING BY THE PURCHASER. The obligation of the Purchaser to effect the transactions contemplated hereby is subject to the satisfaction or waiver by the Purchaser of the following conditions:

(a) The representations and warranties of certain of the Seller set forth in this Agreement shall be true and correct in all material respects, with respect to representations and warranties not qualified by materiality, or in all respects, with respect to representations and warranties qualified by materiality, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b) The Seller shall have performed in all material respects the covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c) The Seller shall have executed and delivered each of the Ancillary Agreements, as applicable.

(d) There shall be no effective or pending Law or Order that would prohibit the Closing, and the Seller shall have obtained all necessary approvals of any Governmental Entities in connection with the transactions contemplated hereby and by the Ancillary Agreements.

(e) The Seller shall have delivered each of the items described in Section 3.2.

(f) Seller shall not have made changes to current levels of compensation unless agreed upon by the Parties or paid any dividends prior to the Close.

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(g) Seller shall have conducted its business only in the ordinary course and shall not have acquired or agreed to acquire as part of the business all or any substantial portion of the assets or business of any other business organization by merger or consolidation, stock purchase or asset purchase without Purchaser’s approval in writing.

(h) Seller shall have completed the approval of this Agreement and Ancillary Agreements as required under its articles of organization, operating agreements, and the laws of the jurisdictions where it is subject.

(i) There were no appraisal rights (dissenter’s rights) asserted by any owner of Seller in connection with this transaction.

6.2 CONDITIONS TO CLOSING BY THE SELLER. The obligation of the Seller to effect the transactions contemplated hereby is subject to the satisfaction or waiver by the Seller of the following conditions:

(a) The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects, with respect to representations and warranties not qualified by materiality, and in all respects, with respect to representations and warranties qualified by materiality, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b) The Purchaser shall have performed in all material respects the covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c) The Purchaser shall have executed and delivered each of the Ancillary Agreements, as applicable.

(d) There shall be no effective or pending Law or Order that would prohibit the Closing, and the Purchaser shall have obtained all necessary approvals of any Governmental Entities in connection with the transactions contemplated hereby and by the Ancillary Agreements.

(e) The Purchaser shall have delivered each of the items described in Section 3.3.

ARTICLE VII

POST-CLOSING COVENANTS

7.1 TRANSFER TAXES. Notwithstanding anything herein to the contrary, Purchaser shall be liable for and shall pay any Transfer Taxes or other similar tax imposed in connection with the transfer of the Assets pursuant to this Agreement. The party responsible under applicable Law for remitting any such tax shall pay and remit such tax on a timely basis and, if such party is the Seller, the Seller shall notify the Purchaser of the amount of such tax, and the Purchaser shall promptly pay to the Seller the amount of such tax.

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7.2 FURTHER ACTION. From and after the Closing each of the parties hereto shall execute and deliver such documents and take such further actions as may reasonably be required to carry out the provisions of this Agreement and the Ancillary Agreements and to give effect to the transactions contemplated hereby and thereby, including to give the Purchaser effective ownership and control of the Assets.

7.3 FUNDING. The Board of Directors of the Purchaser shall have approval and oversight over a Management developed budget to exploit the Assets and will work with the management of CleanSpark II, LLC, to which the Assets have been transferred. For a period of nine months from the date of closing the Purchaser agrees to fund on a monthly basis all pre-approved budgetary needs for CleanSpark II, LLC to achieve its business objectives.

7.4 MANAGEMENT. The strategic management of CleanSpark II, LLC shall be determined by the board of directors of Purchaser. Management shall be appointed for CleanSpark II, LLC and they shall control the day-to-day operations of CleanSpark II, LLC, subject to the oversight of Purchaser and its board of directors. Employment agreements for appointed management of CleanSpark II, LLC will be negotiated prior to Close but will hold an effective date post-Closing. The Parties shall jointly agree to a business plan for CleanSpark II, LLC within sixty (60) days of Closing.

7.4 APPOINTMENT OF BOARD SEAT. Within 30 days of close Purchaser agrees to appoint one (1) candidate chosen by Seller to the board of directors of Purchaser. Purchaser’s board of directors still maintains exclusive rights to accept the suggested appointment and in the case the suggested appointment is rejected by the board, Seller will have the right to present a new candidate until such time as the candidate is approved by the Purchaser’s board of directors. The term of the appointment of the seller’s member of the board shall be in accordance with the Purchasers bylaws.

7.5 ACCOUNTING. Purchaser will appoint an accounting firm of its choosing to maintain Sellers’ financial records to ensure compliance with US GAAP. Within 71 days of Closing, Seller shall provide Purchaser with an audit for the two latest fiscal year periods and reviewed financials for an interim period ending June 30, 2016 prepared by Seller’s independent auditor, satisfactory to Purchaser.

ARTICLE VIII

MISCELLANEOUS

8.1 SURVIVAL. Notwithstanding any right of the Purchaser (whether or not exercised) to investigate the affairs of the Seller or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement or the waiver of any condition to Closing, each of the parties hereto has the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement. The representations, warranties, covenants and agreements of the parties hereto contained in this Agreement and any certificate or other document provided hereunder or thereunder will survive the Closing.

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8.2 NO THIRD-PARTY BENEFICIARIES. The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person.

8.3 ENTIRE AGREEMENT. This Agreement (including the Exhibits and the Schedules hereto) constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and thereof and supersede any prior understandings, agreements or representations by or between the Parties hereto, written or oral, with respect to such subject matter.

8.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties hereto.

8.5 DRAFTING. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

8.6 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Nevada.

8.7 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless such amendment is in writing and signed by each of the Parties hereto. No waiver by any Party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless such waiver is in writing and signed by the Party against whom such waiver is sought to be enforced.

8.8 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

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8.9 EXPENSES. Except as otherwise expressly set forth herein or therein, each of the Parties hereto will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby, whether or not the transactions contemplated hereby or thereby are consummated.

8.10 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits, Annexes and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Unless otherwise specified, no information contained in any particular numbered Schedule shall be deemed to be contained in any other numbered Schedule unless explicitly included therein (by cross reference or otherwise).

8.11 SPECIFIC PERFORMANCE. The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof in addition to any other remedy available to them at law or equity.

8.12 HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

8.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.14 CONFIDENTIALITY. This Exhibits and Schedules of this Agreement shall remain strictly CONFIDENTIAL among The Parties. No discloser of the information contained herein or associated Agreements and Schedules may take place without the express and written consent of The Parties and their represented signees as designated below. Except as required by law.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

PURCHASER

Stratean, Inc.

By: /s/ S. Matthew Schults
Name: S. Matthew Schultz
Title: CEO

Cleanspark II, LLC

By: /s/ S. Matthew Schultz
Name: S. Matthew Schultz

Title: Manager

SELLER

CleanSpark Holdings LLC

By: /s/ Michael E. Firenze
Name: Michael E. Firenze
Title: CEO

CleanSpark LLC

By: /s/ Michael E. Firenze
Name: Michael E. Firenze
Title: CEO

CleanSpark Technologies LLC

By: /s/ Michael E. Firenze
Name: Michael E. Firenze
Title: CEO

Specialized Energy Solutions, Inc.

By: /s/ Michael E. Firenze
Name: Michael E. Firenze
Title: CEO

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